Exhibit 1.01

NRG Energy, Inc.

Conflict Minerals Report

For The Year Ended December 31, 2015

1. Overview

This report for the year ended December 31, 2015, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”).

This report has been prepared by management of the Company (herein referred to as “NRG,” the “Company,” “we,” “us,” or “our”) with the assistance of our third-party vendor, Assent Compliance (“Assent”). The information includes the activities of all majority-owned subsidiaries and consolidated joint ventures. It does not include the activities of minority-owned subsidiaries and variable interest entities that are not required to be consolidated.

Company Overview

NRG is an integrated competitive power company, which produces, sells and delivers energy and energy products and services in major competitive power markets in the U.S. while positioning itself as a leader in the way residential, industrial and commercial consumers think about and use energy products and services. NRG has one of the nation’s largest and most diverse competitive generation portfolios balanced with the nation’s largest competitive retail energy business. The Company owns and operates approximately 48,000 MW of generation; engages in the trading of wholesale energy, capacity and related products; transacts in and trades fuel and transportation services; and directly sells energy, services, and innovative, sustainable products and services to retail customers under the names “NRG”, “Reliant” and other retail brand names owned by NRG. NRG was incorporated as a Delaware corporation on May 29, 1992.

On September 16, 2014, NRG acquired Goal Zero LLC (“Goal Zero”), a provider of portable solar power and battery pack products and accessories. As a result of the acquisition, Goal Zero became a wholly owned subsidiary of NRG.

Product Overview

Goal Zero specializes in portable solar power and battery pack products and accessories.  Goal Zero conducted an analysis of the materials used in the production of its products and determined that substantially all of its products may contain 3TGs.  The Company expects that 3TGs may be found in Goal Zero’s products within the following component parts:

•              Tantalum, used in capacitors;

•              Tin, used in soldered components;

•              Tungsten, used in coatings, alloys, heating elements and electrodes; and

•              Gold, used in circuit boards, electrodes and electronic components.

Therefore, NRG concluded that it was subject to the Rule.

Policies relating to Conflict Minerals

Goal Zero’s supply contracts require suppliers to represent and ensure that they supply Goal Zero with only 3TGs that are “conflict free” as that term is defined in the Rule, unless otherwise agreed to by Goal Zero.  Goal Zero also requires that its suppliers agree that they will inform all of their own suppliers of this policy and undertake to ensure that such policy is complied with throughout the supply chain.  Goal Zero reserves the right, in its contracts, to audit its suppliers’ compliance at any time, and to terminate supply agreements if there is a material breach of the agreement.

In addition, in May 2016, NRG adopted manufacturing standards (the “Manufacturing Standards”) that all of Goal Zero’s suppliers will be required to comply with.  The Manufacturing Standards address compliance with laws and regulations, and require suppliers to abide by the applicable laws and regulations of the country in which they are doing business, including, but not limited to, laws related to labor practices, health and safety, environmental responsibility, and anti-corruption.  The standards also set requirements based on industry best practices and international conventions, including those related to 3TGs.

Manufacturing & Supply Chain

Goal Zero does not directly manufacture any products.  Goal Zero contracts for the manufacture and assembly of its products through a competitive global supply process.  The suppliers then source both raw materials and purchased parts.  Goal Zero has sixteen (16) direct material suppliers globally, and there are generally multiple tiers between the 3TG mines and Goal Zero’s direct suppliers.  Therefore, we rely on the direct suppliers to provide information on the origin of the 3TGs contained in components and materials supplied to Goal Zero — including sources of 3TGs that are supplied to them from lower tier suppliers. Contracts with Goal Zero’s suppliers are frequently in force for multiple years and we cannot always unilaterally impose new contract terms and flow-down requirements. As we enter into new contracts, we are requiring Goal Zero’s suppliers to provide information about the presence of conflict minerals in the products supplied and about the smelter sources of any conflict minerals.

We implemented a survey process for assessing our current products and the supply chain associated with the components and materials that go into these products.  Given the limited number of direct suppliers for Goal Zero’s products, we determined at this time to include all of Goal Zero’s suppliers who provided parts or components that we reasonably believed were likely to contain 3TGs, based upon spend data through September 30, 2015, in our survey process.  We also confirmed that our supplier list did not materially change between September 30, 2015, and December 31, 2015.

Assent then requested that all identified suppliers provide information to us regarding 3TGs and smelters, using the template provided by the Electronic Industry Citizenship Coalition® (“EICC”) and the Global e-Sustainability Initiative (“GeSI”), known as the Conflict Minerals Reporting Template (“CMRT”).  The CMRT was developed to facilitate disclosure and communication of information regarding smelters and refiners that provide material to a manufacturer’s supply chain.  It includes questions about a direct supplier’s conflict-free policy, its due diligence process, and information about its supply chain such as the names and locations of smelters and refiners as well as the origin of 3TGs used by those facilities.

Efforts to Determine Mine or Location of Origin

Our reasonable country of origin inquiry consisted of surveying tier one suppliers.  We utilized the CMRT template, which includes information regarding the smelters, origin of conflict minerals, supplier due diligence program and whether the material originates from recycled or scrap sources. The tier one suppliers performed similar reasonable country of origin inquiry procedures to identify the chain of custody from their suppliers back to the smelter and origin. We relied on the good faith efforts of the tier one suppliers to provide us with reasonable information and representations relating to the smelter and country of origin. The smelter or refiner facilities that were identified are contained in Appendix A. See “Smelters or Refiners and Country of Origin of 3TGs” below for more detail regarding the information contained in Appendix A.

We have determined that requesting Goal Zero’s direct suppliers complete the CMRT represents our reasonable best efforts to determine the mine or locations of origin of 3TGs in Goal Zero’s supply chain.

Conclusion

We were unable with assurance to determine the origin of the 3TGs in all of Goal Zero’s products and therefore cannot exclude the possibility that some may have originated in the Covered Countries. For that reason, we are required under the Rule to submit to the SEC this report as an Exhibit to Form SD.

This report is available on our website at http://investors.nrg.com/phoenix.zhtml?c=121544&p=irol-sec.

2.              Due Diligence Process

2.1                               Design of Due Diligence

In accordance with the Rule, we undertook due diligence efforts to determine the country, mine or location of origin and facilities used to produce the conflict minerals used in our products. Our due diligence measures have been designed to conform, in all material respects, with the internationally-recognized framework in The Organisation for Economic Co-operation and Development (“OECD”) in the publication OECD (2013) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing (“OECD Guidance”) and the related Supplements for gold and for tin, tantalum and tungsten.

2.2                               Management Systems

Compliance Team

NRG’s management system for conflict minerals covering calendar year 2015 was sponsored by our Chief Compliance Officer and was supported by a team of subject matter experts from relevant functions such as Operations, Purchasing, Engineering, Product Development, and Legal.  The team of subject matter experts was responsible for implementing our conflict minerals compliance strategy for calendar year 2015, and was led by the Chief Compliance Officer, who acted as the executive conflict minerals program manager. The Audit Committee of the Board of Directors of the Company (the “Audit Committee”) and senior management have been and continue to be informed about the results of our due diligence efforts on a regular basis.

In addition, NRG engaged Assent to query Goal Zero’s direct suppliers, which were identified to Assent by us in connection with our due diligence process, as well as to assist us in completing the due diligence process as described in this report.

Internal Controls

We have put into place necessary controls to promote compliance with the Rule.  Controls include, but are not limited to, the NRG Code of Conduct (as defined below), the Manufacturing Standards, and conflict mineral compliance language in all of Goal Zero’s supplier agreements.

NRG has a Code of Conduct whereby employees and third-parties can learn about NRG’s policies (the “NRG Code of Conduct”).  The NRG Code of Conduct, which is posted on NRG’s public website and its internal intranet site, contains multiple methods to report violations of NRG’s policies. In addition, NRG has a Supplier Code of Conduct containing similar information to the NRG Code of Conduct. The NRG Code of Conduct establishes the manner in which employees and others may report any matters they believe may violate the NRG Code of Conduct, and for the investigation and resolution of all such reports.  They include the Ethics Alertline at nrg.alertline.com and the NRG Ethics Helpline at 888-263-0463, which permits individuals to provide confidential and anonymous reporting.  The NRG Ethics Helpline (888-263-0463) and Alertline (www.nrg.alertline.com) are available 24 hours a day, seven days a week. They are administered by an outside company to ensure confidentiality and anonymity, if desired. Calls are not traced or recorded, and NRG does not keep any identifiable information regarding the sender of an online communication.

NRG’s Code of Conduct is easily accessible under the heading “Governance” on the Company’s website at www.nrg.com.

Further, the Manufacturing Standards direct Goal Zero’s suppliers to maintain full compliance with all applicable conflict mineral laws and to ensure that all products, parts, components and materials supplied to Goal Zero are not sourced from the Democratic Republic of Congo or an adjoining country.

Supplier Engagement

With respect to the OECD requirement to strengthen engagement with suppliers, we have utilized the CMRT version 4.02 and the Assent Compliance Manager web-based reporting tool for collecting conflict minerals declarations from Goal Zero’s suppliers. The use of these tools has allowed us to assist suppliers in understanding our expectations and requirements and increase the rate of responses we have received from our suppliers to our survey requests.  For the 2016 fiscal year, we engaged an outside consultant to assist with the training of suppliers and the collection of supplier CMRTs.

Maintain records

NRG has a document retention policy, which requires the Company to retain relevant documentation for a period of 7 years, which is consistent with the OECD requirement.

2.3                               Identify and assess risk in the supply chain

Our reasonable country of origin inquiry consisted of surveying tier one suppliers.  We utilized the CMRT template, which includes information regarding the smelters, origin of conflict minerals, supplier due diligence program and whether the material originates from recycled or scrap sources. We worked with suppliers to identify the downstream sources of their conflict minerals through the CMRTs and follow-up on invalid responses on the CMRTs, and used a risk-based assessment of identified smelters and assessment of the conflict minerals programs of its suppliers, as described below.  All of the information and findings from this process and activities are stored in a database maintained by Assent that can be tracked and audited.

In accordance with OECD Guidelines, it is important to understand risk levels associated with conflict minerals in the supply chain. Smelters not being certified DRC-Conflict Free pose a significant risk to the Supply Chain. The Assent Compliance Manager software classifies each listed smelter or refiner as high, medium or low risk based on three scoring criteria: recognition by the CFSI, geographic proximity to the

Covered Countries, and certification by the CFSI as conflict-free.  If any smelter or refiner is not recognized by the CFSI, we conduct outreach and research to gain more information about whether they are a smelter or a refiner, sourcing practices, location, and country of origin. Additionally, if any smelter is not certified conflict-free, we conduct outreach providing education on the Conflict-Free Smelter Program and encouraging them to join this program.

Additionally, suppliers are evaluated on program strength (further assisting in identifying risk in the supply chain). Evaluating and tracking the strength of the program does meet the OECD Due Diligence Guidelines and can assist in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the program are:

A.            Do you have a policy in place that includes DRC conflict-free sourcing?

E.            Have you implemented due diligence measures for conflict-free sourcing?

H.            Do you verify due diligence information received from your suppliers?

I.             Does your verification process include corrective action management?

When suppliers meet or exceed the criteria (by responding yes to questions A, E, H and I set forth above), they are deemed to have a strong program. When suppliers do not meet the criteria, they are deemed to have a weak program.

Neither NRG nor Goal Zero have a direct relationship with any smelters and refiners and, as a result, do not perform or direct audits of these entities within their supply chain. Smelter and refiner information was captured as part of the CMRT, as some suppliers provided the names of facilities it used as smelters or refiners.  After obtaining the CMRT through the due diligence processes described above, we compared the smelters and refiners used by relevant suppliers against an independently verified list of smelters and refiners leveraging the audit results from the CFSI (www.conflictfreesmelter.org) (which website is not incorporated by reference herein) as well as responses in the CMRT to gather the country, location and mine of origin information.

2.4                               Design and Implement a Strategy to Respond to Risks

NRG has created a risk management plan, through which the conflict minerals program is implemented, managed and monitored. The status of and any updates to this risk management plan are provided regularly to the Audit Committee and to senior management.

As part of our risk management plan, to ensure Goal Zero’s suppliers understand our expectations, we have communicated directly with these suppliers (orally and in writing), and included relevant information in our contracts with these suppliers, the Manufacturing Standards and the NRG Code of Conduct.

As described above, we would not engage any suppliers where we have reason to believe they are supplying us with 3TGs from sources that may support conflict in the Democratic Republic of Congo or an adjoining country. We have found no instances where it was necessary to terminate a contract or find a replacement supplier.

We believe that the inquiries and investigations described above represent a reasonable effort to determine the mines or locations of origin of the 3TGs in Goal Zero’s products, including (1) seeking information about 3TG smelters and refiners in Goal Zero’s supply chain through requesting that suppliers complete the CMRT, (2) verifying those smelters and refiners with the expanding CFSI lists, (3) conducting the due diligence review, and (4) obtaining additional documentation and verification, as applicable.

2.5                               Carry out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Since neither NRG nor Goal Zero source directly from smelter or refiner processing facilities, we rely on the Conflict Free Sourcing Program (“CFSP”) to oversee and coordinate third-party audits of these facilities, which include audits conducted by CFSI as well as the London Bullion Market Association (the “LBMA”). The CFSP audit protocols and procedures were designed by the CFSI, who engage specially trained third-party auditors to independently verify that these smelters and refiners can be deemed conflict-free. We utilize the information provided by the CFSI to validate the sourcing practices of processing facilities in Goal Zero’s supply chain.  We also rely upon various industry efforts to influence smelters and refineries to undergo audits and become certified, as appropriate.

3.                                      Due Diligence Results

Utilizing the process outlined above, we received responses from all of the suppliers surveyed. We requested that the surveyed suppliers report at an aggregate company level, specifically with respect to any products sold to Goal Zero.  We reviewed the responses to determine whether further engagement with these suppliers was warranted. We considered untimely or incomplete responses as well as inconsistencies within the data reported in the CMRT in making this determination. Assent then worked directly with suppliers to provide revised responses.

The information that we received from a majority of our suppliers was at a company-wide level. Thus, the smelters or refiners identified by the suppliers contained in the tables below may contain smelters or refiners that processed conflict minerals that were supplied to other customers, but not to us. As a result, we are unable to conclusively determine whether the smelters or refiners included in the tables below were used to process the conflict minerals necessary to the functionality or production of Goal Zero’s products during calendar year 2015. Because of this uncertainty, we are also unable to conclusively determine whether each of the countries of origin listed below were the country of origin of conflict minerals in Goal Zero’s products during calendar year 2015, and therefore also unable to conclusively determine the source and chain of custody of those conflict minerals. In addition, the third-party audits conducted by the CFSI, the LBMA and the information that we receive from Goal Zero’s suppliers may yield inaccurate or incomplete information. For example, the information received may be incomplete because a supplier may not have received accurate and complete conflict minerals information from all of the suppliers in its own supply chain. We also do not have access to audit reports or detailed findings of the third-party audits conducted as part of the CFSP or by the LBMA and, as a result, are not responsible for the quality of these audits or the audit findings.

At our direction, Assent compared the facilities listed in the responses in the CMRTs to the list of smelters maintained by the CFSI, and confirmed that the name was listed by CFSI. As of May 16, 2016, we have confirmed that 249 smelters or refiners provided in our supplier CMRTs were included on these lists.

If a supplier indicated that a facility was certified as “Conflict-Free,” Asset then confirmed that it was listed as such by CFSI.  Based on the smelter and refiner lists provided by suppliers through the CMRTs and validated against the CFSI legitimate smelters and refiners information as described above, we are aware of: (i) 187 “Conflict-Free” smelters or refiners, (ii) 20 smelters or refiners that have begun the process to be validated as Conflict-Free, which are deemed as active in the CFSP but have not yet been validated as “Conflict-Free”; and (iii) 42 smelters or refiners that are not Conflict-Free and have not started the process to become “Conflict-Free.” Confirmed smelter or refiner sourcing is not generally available through public information sources related to the smelter or refiner however Appendix A does include an aggregate country list of known smelter or refiner sourcing countries.  Despite the additional smelter information obtained from these suppliers, in most cases information has been provided on a company or division level, rather than on a component level.  Therefore, we cannot ascertain whether the smelters identified by Goal Zero’s suppliers are related to any parts or components actually provided to Goal Zero by the suppliers.  Appendix A contains a list of the smelters and refiners that the suppliers that we surveyed reported as being in their supply chains.  We have not included in Appendix A any smelters or refiners that we have not been able to validate.  Appendix A also includes the facility location and whether a smelter or refiner has been designated “Conflict-Free.”

4.                                      Steps to be taken to mitigate risk

We intend to take the following steps to improve the due diligence conducted to further mitigate any risk that any conflict minerals in our products have been sourced from the Democratic Republic of Congo or an adjoining country:

a)             Continue to require conflict minerals compliance language in our supplier agreements and refine our internal operating procedures to continue to move towards a “DRC conflict free” supply chain.

b)             In the event that any of our suppliers are found to be providing products containing 3TGs from sources that support conflict in the Covered Countries, work with them to establish alternative sources of 3TGs.

c)              Continue to monitor and track the due diligence progress of our non-CFSI suppliers, including the usage of smelters and refiners which have been certified by the CFSI.

d)             Continue to invest in conflict minerals due diligence tools.

Appendix A to NRG

Conflict Minerals Report

For The Year Ended December 31, 2015

Metal	Smelter of Refiner Name	Smelter or Refiner Facility Location	Designated Conflict Free
Gold	Advanced Chemical Company	UNITED STATES
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	Yes
Gold	Aktyubinsk Copper Company TOO	KAZAKHSTAN
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	Yes
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL	Yes
Gold	Argor-Heraeus SA	SWITZERLAND	Yes
Gold	Asahi Pretec Corporation	JAPAN	Yes
Gold	Asahi Refining Canada Limited	CANADA	Yes
Gold	Asahi Refining USA Inc.	UNITED STATES	Yes
Gold	Asaka Riken Co., Ltd.	JAPAN	Yes
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	Aurubis AG	GERMANY	Yes
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	Yes
Gold	Bauer Walser AG	GERMANY
Gold	Boliden AB	SWEDEN	Yes
Gold	C. Hafner GmbH + Co. KG	GERMANY	Yes
Gold	Caridad	MEXICO
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	Yes
Gold	Cendres + Métaux SA	SWITZERLAND
Gold	Chimet S.p.A.	ITALY	Yes
Gold	Chugai Mining	JAPAN
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	Do Sung Corporation	KOREA, REPUBLIC OF
Gold	DODUCO GmbH	GERMANY	Yes
Gold	Dowa	JAPAN	Yes
Gold	Eco-System Recycling Co., Ltd.	JAPAN	Yes
Gold	Elemetal Refining, LLC	UNITED STATES	Yes
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	CHINA
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	Heimerle + Meule GmbH	GERMANY	Yes

Gold	Heraeus Ltd. Hong Kong	CHINA	Yes
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	Yes
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA	Yes
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	Yes
Gold	Istanbul Gold Refinery	TURKEY	Yes
Gold	Japan Mint	JAPAN	Yes
Gold	Jiangxi Copper Company Limited	CHINA	Yes
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	Yes
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	Yes
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	Yes
Gold	Kazzinc	KAZAKHSTAN	Yes
Gold	Kennecott Utah Copper LLC	UNITED STATES	Yes
Gold	Kojima Chemicals Co., Ltd.	JAPAN	Yes
Gold	Korea Metal Co., Ltd.	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L’ azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Company Limited	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	Yes
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Materion	UNITED STATES	Yes
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	Yes
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	Yes
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	Yes
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies SA	SWITZERLAND	Yes
Gold	Metalor USA Refining Corporation	UNITED STATES	Yes
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	MEXICO	Yes
Gold	Mitsubishi Materials Corporation	JAPAN	Yes
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Yes
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	Yes
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY	Yes
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	Nihon Material Co., Ltd.	JAPAN	Yes
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	Yes
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	RUSSIAN FEDERATION	Yes
Gold	OJSC Kolyma Refinery	RUSSIAN FEDERATION

Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION	Yes
Gold	PAMP SA	SWITZERLAND	Yes
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	Yes
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	Yes
Gold	PX Précinox SA	SWITZERLAND	Yes
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	Yes
Gold	Republic Metals Corporation	UNITED STATES	Yes
Gold	Royal Canadian Mint	CANADA	Yes
Gold	Sabin Metal Corp.	UNITED STATES
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF
Gold	Schone Edelmetaal B.V.	NETHERLANDS	Yes
Gold	SEMPSA Joyería Platería SA	SPAIN	Yes
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Yes
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	Yes
Gold	So Accurate Group, Inc.	UNITED STATES
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	Yes
Gold	Solar Applied Materials Technology Corp.	TAIWAN	Yes
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	Yes
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	Yes
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	Yes
Gold	Tokuriki Honten Co., Ltd.	JAPAN	Yes
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore Brasil Ltda.	BRAZIL	Yes
Gold	Umicore Precious Metals Thailand	THAILAND	Yes
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM	Yes
Gold	United Precious Metal Refining, Inc.	UNITED STATES	Yes
Gold	Valcambi SA	SWITZERLAND	Yes
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	Yes
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN	Yes
Gold	Yokohama Metal Co., Ltd.	JAPAN	Yes
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Yes
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA	Yes
Tantalum	Avon Specialty Metals Ltd	UNITED KINGDOM
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	Yes
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA	Yes

Tantalum	Duoluoshan	CHINA	Yes
Tantalum	Exotech Inc.	UNITED STATES	Yes
Tantalum	F&X Electro-Materials Ltd.	CHINA	Yes
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	Yes
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	Yes
Tantalum	Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND	Yes
Tantalum	H.C. Starck GmbH Goslar	GERMANY	Yes
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	Yes
Tantalum	H.C. Starck Inc.	UNITED STATES	Yes
Tantalum	H.C. Starck Ltd.	JAPAN	Yes
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY	Yes
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	Yes
Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES	Yes
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	Yes
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	Yes
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	Yes
Tantalum	KEMET Blue Metals	MEXICO	Yes
Tantalum	KEMET Blue Powder	UNITED STATES	Yes
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA	Yes
Tantalum	LSM Brasil S.A.	BRAZIL	Yes
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	Yes
Tantalum	Mineração Taboca S.A.	BRAZIL	Yes
Tantalum	Mitsui Mining & Smelting	JAPAN	Yes
Tantalum	Molycorp Silmet A.S.	ESTONIA	Yes
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Yes
Tantalum	Plansee SE Liezen	AUSTRIA	Yes
Tantalum	Plansee SE Reutte	AUSTRIA	Yes
Tantalum	QuantumClean	UNITED STATES	Yes
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA	Yes
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	Yes
Tantalum	Taki Chemicals	JAPAN	Yes
Tantalum	Telex Metals	UNITED STATES	Yes
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	Yes
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA	Yes
Tantalum	Zhuzhou Cemented Carbide	CHINA	Yes
Tin	Alpha	UNITED STATES	Yes
Tin	China Tin Group Co., Ltd.	CHINA	Yes
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL	Yes
Tin	CV Ayi Jaya	INDONESIA	Yes

Tin	CV Gita Pesona	INDONESIA	Yes
Tin	CV Serumpun Sebalai	INDONESIA	Yes
Tin	CV United Smelting	INDONESIA	Yes
Tin	Dowa	JAPAN	Yes
Tin	EM Vinto	BOLIVIA	Yes
Tin	Estanho de Rondônia S.A.	BRAZIL
Tin	Feinhütte Halsbrücke GmbH	GERMANY
Tin	Fenix Metals	POLAND	Yes
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Yes
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA	Yes
Tin	Linwu Xianggui Ore Smelting Co., Ltd.	CHINA
Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL	Yes
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Yes
Tin	Melt Metais e Ligas S/A	BRAZIL	Yes
Tin	Metallo-Chimique N.V.	BELGIUM	Yes
Tin	Mineração Taboca S.A.	BRAZIL	Yes
Tin	Minsur	PERU	Yes
Tin	Mitsubishi Materials Corporation	JAPAN	Yes
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	Yes
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	Yes
Tin	Operaciones Metalurgical S.A.	BOLIVIA	Yes
Tin	PT Alam Lestari Kencana	INDONESIA
Tin	PT Aries Kencana Sejahtera	INDONESIA	Yes
Tin	PT Artha Cipta Langgeng	INDONESIA	Yes
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Yes
Tin	PT Babel Inti Perkasa	INDONESIA	Yes
Tin	PT Bangka Kudai Tin	INDONESIA
Tin	PT Bangka Timah Utama Sejahtera	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA	Yes
Tin	PT Belitung Industri Sejahtera	INDONESIA	Yes
Tin	PT BilliTin Makmur Lestari	INDONESIA	Yes
Tin	PT Bukit Timah	INDONESIA	Yes
Tin	PT DS Jaya Abadi	INDONESIA	Yes
Tin	PT Eunindo Usaha Mandiri	INDONESIA	Yes
Tin	PT Fang Di MulTindo	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA	Yes
Tin	PT Justindo	INDONESIA	Yes
Tin	PT Karimun Mining	INDONESIA

Tin	PT Mitra Stania Prima	INDONESIA	Yes
Tin	PT Panca Mega Persada	INDONESIA	Yes
Tin	PT Pelat Timah Nusantara Tbk	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA	Yes
Tin	PT Refined Bangka Tin	INDONESIA	Yes
Tin	PT Sariwiguna Binasentosa	INDONESIA	Yes
Tin	PT Seirama Tin Investment	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA	Yes
Tin	PT Sukses Inti Makmur	INDONESIA	Yes
Tin	PT Sumber Jaya Indah	INDONESIA	Yes
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	Yes
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	Yes
Tin	PT Tinindo Inter Nusa	INDONESIA	Yes
Tin	PT Tommy Utama	INDONESIA	Yes
Tin	PT Wahana Perkit Jaya	INDONESIA	Yes
Tin	Rui Da Hung	TAIWAN	Yes
Tin	Soft Metais Ltda.	BRAZIL	Yes
Tin	Thaisarco	THAILAND	Yes
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	Yes
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Group (Holding) Company Limited	CHINA	Yes
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN	Yes
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	Yes
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Ganxian Shirui New Material Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	Yes
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	Yes
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	Yes
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	Yes
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	Yes
Tungsten	H.C. Starck GmbH	GERMANY	Yes
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	Yes
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	Yes
Tungsten	Japan New Metals Co., Ltd.	JAPAN	Yes
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES
Tungsten	Kennametal Huntsville	UNITED STATES	Yes
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM	Yes
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM	Yes
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM	Yes
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	Yes
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Yes
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	Yes

Country of Origin List:

Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Cambodia, Canada, Chile, China, Columbia, Cote D’Ivoire, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Russia, Sierra Leone, Singapore, Slovakia, South Korea, Spain, Suriname, Switzerland, Taiwan, Thailand, United Kingdom, United States, Vietnam, Zimbabwe, Kenya, Mozambique, South Africa, Democratic Republic of the Congo, Angola, Burundi, Central African Republic, Republic of Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia.